EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT
          The following is a list of the Company’s subsidiaries as of Aug. 31, 2008, except for unnamed subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” as defined in Regulation S-X of the United States Securities and Exchange Commission (17 CFR 210.1-02(w).
Agroeste Sementes SA (Brazil)
American Seeds, Inc. (Delaware)
Asgrow Seed Company LLC (Delaware)
Bretco Holdings (Mauritius) Ltd. (Mauritius)
Channel Bio Corp. (Indiana)
Compania Agricola Colombiana Ltda. y SCA (Colombia)
Corn States LLC (Delaware)
De Ruiter Seeds Group BV (Netherlands)
Dekalb Genetics Corp. (Delaware)
Fontanelle Hybrids, Inc. (Delaware)
Holdens Foundation Seeds L.L.C. (Iowa)
Kruger Seed Company (Delaware)
Mahyco Monsanto Biotech (I) Pvt. Ltd. (India)
Marmot Holdings, S.A. (Panama)
Monsanto (Malaysia) Sdn Bhd (Malaysia)
Monsanto Ag Products LLC (Delaware)
Monsanto Ag Technologies LLC (Delaware)
Monsanto Agricoltura Italia S.p.A. (Italy)
Monsanto Agricultura Espana S.A. (Spain)
Monsanto Argentina SAIC (Argentina)
Monsanto Australia Ltd. (Australia)
Monsanto Canada, Inc. (Canada)
Monsanto Chile S.A. (Chile)
Monsanto Comercial S.A. de C.V. (Mexico)
Monsanto do Brasil Ltda. (Brazil)
Monsanto Europe S.A./N.V. (Belgium)
Monsanto Gida ve Tarim Ticaret LTD.STI (Turkey)
Monsanto Holdings Private Ltd. (India)
Monsanto Holland BV (Netherlands)
Monsanto India Limited (India)
Monsanto International S.A.R.L (Switzerland)
Monsanto Korea, Inc. (Korea)
Monsanto Nordeste, S.A. (Brazil)
Monsanto Philippines, Inc. (Philippines)
Monsanto Romania SRL (Romania)
Monsanto SAS (France)
Monsanto Singapore Co. PTE Ltd. (Singapore)
Monsanto South Africa (Proprietary) Ltd. (South Africa)
Monsanto Technology, LLC (Delaware)
Monsanto Treasury Services (Luxembourg)
P4 Production, L.L.C. (Delaware)
Semillas y Agroproductos Monsanto, S.A. de C.V. (Mexico)
Seminis Vegetable Seeds, Inc. (California)